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                                                                  EXHIBIT 23.4

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Viacom Inc. and Viacom International Inc. of our reports dated June 3, 1994, included in
Item 7(a)(1) and Item 14(a) in the Paramount Communications Inc. Transition Report on Form 10-K for the eleven month period ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994 and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994 included in the Viacom Inc. Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 1995. We also consent to the reference to us under the heading "Experts" in such Prospectus.


Price Waterhouse

New York, New York
November 14, 1996